Exhibit 99.1

On June 19, 2013, Crestwood Holdings Partners, LLC and its affiliates (Crestwood Holdings) acquired the general partner of Inergy, L.P. (NRGY) and contributed its ownership of Crestwood Gas Services GP LLC (Crestwood Gas Services), including Crestwood Gas Services’ incentive distribution rights, to NRGY in exchange for NRGY common units. On May 5, 2013, Crestwood Midstream Partners LP (CMLP) entered into a definitive merger agreement under which it will be merged with a subsidiary of Inergy Midstream, L.P. (NRGM) in a merger in which CMLP’s unitholders will receive 1.07 units of NRGM for each unit of CMLP they own. Additionally, under the merger agreement, CMLP’s unitholders (other than Crestwood Holdings) will receive a one-time approximately $35 million cash payment at the closing of the merger transaction, or $1.03 per unit, $25 million of which will be payable by NRGM and approximately $10 million of which will be payable by Crestwood Holdings. The merger is contingent upon the approval of the holders of a majority of the limited partner interests of CMLP and other customary closing conditions.

As a result of the June 19, 2013 transactions describe above, Crestwood Gas Services is the accounting predecessor to NRGY and its financial statements now constitute the primary financial statements of NRGY. We have included the unaudited consolidated financial statements of Crestwood Gas Services GP LLC in this Exhibit as follows:

		Page
•	Financial Statements	2
•	Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating revenues
Gathering revenues	$23,996	$11,837
Gathering revenues—related party	19,907	23,846
Processing revenues	4,048	1,196
Processing revenues—related party	5,682	6,771
Compression revenues	3,926	—
Product sales	14,857	10,083

Total operating revenues	72,416	53,733

Operating expenses
Product purchases	6,748	8,973
Product purchases—related party	6,757	—
Operations and maintenance	13,016	9,711
General and administrative	7,789	6,738
Depreciation, amortization and accretion	22,402	15,915

Total operating expenses	56,712	41,337

Operating income	15,704	12,396
Interest and debt expense	(11,450)	(7,557)

Income before income taxes	4,254	4,839
Income tax expense	338	303

Net income	3,916	4,536
Net income (loss) attributable to noncontrolling interests	(1,217)	1,234

Net income attributable to Crestwood Gas Services GP LLC	$5,133	$3,302

Net income per unit attributable to Crestwood Gas Services GP LLC common unitholders:
Basic	$0.13	$0.08
Diluted	$0.13	$0.08

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$36	$112
Accounts receivable—related party	23,556	23,755
Accounts receivable	24,317	21,636
Insurance receivable	3,014	2,920
Prepaid expenses and other	1,257	1,941

Total current assets	52,180	50,364
Property, plant and equipment, net of accumulated depreciation of $108,530 in 2013 and $94,989 in 2012	1,111,420	1,102,428
Intangible assets, net of accumulated amortization of $48,794 in 2013 and $40,284 in 2012	764,220	772,730
Goodwill	352,188	352,188
Deferred financing costs, net	21,473	22,528
Other assets	1,375	1,321

Total assets	$2,302,856	$2,301,559

LIABILITIES AND EQUITY
Current liabilities
Accrued additions to property, plant and equipment	$7,626	$9,213
Capital leases	3,776	3,862
Deferred revenue	2,426	2,634
Accounts payable—related party	3,639	3,088
Accounts payable, accrued expenses and other liabilities	37,689	29,718

Total current liabilities	55,156	48,515
Long-term debt	727,602	685,161
Long-term capital leases	2,314	3,161
Asset retirement obligations	14,222	14,024
Commitments and contingent liabilities (Note 7)

Equity
Member’s equity	16,957	31,684
Noncontrolling interests	1,486,605	1,519,014

Total equity	1,503,562	1,550,698

Total liabilities and equity	$2,302,856	$2,301,559

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$3,916	$4,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	22,402	15,915
Equity-based compensation	597	493
Other non-cash income items	1,142	1,302
Changes in assets and liabilities:
Accounts receivable	(2,681)	(2,111)
Accounts receivable—related party	199	4,092
Insurance receivable	(94)	—
Prepaid expenses and other assets	630	715
Accounts payable—related party	551	456
Accounts payable, accrued expenses and other liabilities	7,372	(3,245)

Net cash provided by operating activities	34,034	22,153

Cash flows from investing activities
Capital expenditures	(24,273)	(12,889)
Acquisitions, net of cash acquired	—	(376,805)

Net cash used in investing activities	(24,273)	(389,694)

Cash flows from financing activities
Proceeds from credit facilities	199,500	192,000
Repayments of credit facilities	(157,000)	(141,250)
Payments on capital leases	(1,005)	(666)
Deferred financing costs paid	(82)	(6,314)
Proceeds from issuance of noncontrolling interests, net	103,500	103,050
Contributions from member	—	243,750
Distribution for additional interest in CMM	(129,000)	—
Distributions to member	(4,098)	(2,826)
Distributions to noncontrolling interests	(20,998)	(17,903)
Taxes paid for equity-based compensation vesting	(654)	(402)

Net cash provided by (used in) financing activities	(9,837)	369,439

Change in cash and cash equivalents	(76)	1,898
Cash and cash equivalents at beginning of period	112	798

Cash and cash equivalents at end of period	$36	$2,696

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

(Unaudited)

	Member’s Equity	Noncontrolling Interests	Total
Balance as of December 31, 2012	$31,684	$1,519,014	$1,550,698
Net proceeds from the issuance of common units by Crestwood Midstream Partners LP	—	103,101	103,101
Issuance of Class D units to noncontrolling interest	(126,286)	126,286	—
Net income (loss)	5,133	(1,217)	3,916
Unit-based compensation charges	—	597	597
Taxes paid for unit-based compensation vesting	—	(654)	(654)
Issuance of Class C units	610	(610)	—
Change in interest in Crestwood Marcellus Midstream LLC	238,914	(238,914)	—
Distributions	(4,098)	(20,998)	(25,096)
Distribution for additional interest in Crestwood Marcellus Midstream LLC	(129,000)	—	(129,000)

Balance as of March 31, 2013	$16,957	$1,486,605	$1,503,562

	Member’s Equity	Noncontrolling Interests	Total
Balance as of December 31, 2011	$22,049	$1,097,999	$1,120,048
Net proceeds from the issuance of common units by Crestwood Midstream Partners LP	—	103,050	103,050
Contributions	616	284,231	284,847
Net income	3,302	1,234	4,536
Unit-based compensation charges	—	493	493
Taxes paid for unit-based compensation vesting	—	(402)	(402)
Issuance of Class C units	433	(433)	—
Distributions	(2,826)	(17,903)	(20,729)

Balance as of March 31, 2012	$23,574	$1,468,269	$1,491,843

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Crestwood Gas Services GP LLC (Crestwood Gas Services) is a Delaware limited liability company formed on January 31, 2007. Crestwood Gas Services is the general partner of Crestwood Midstream Partners LP (CMLP), a publicly traded Delaware limited partnership formed for the purpose of acquiring and operating midstream assets.

On May 5, 2013, Inergy, L.P. (NRGY) and certain of its affiliates entered into a series of definitive agreements with Crestwood Holdings Partners LLC and certain of its affiliates (Crestwood Holdings) under which, among other things, (i) NRGY agreed to distribute to its common unitholders all of the Inergy Midstream Partners, L.P. (NRGM) common units owned by NRGY; (ii) Crestwood Holdings agreed to acquire the owner of NRGY’s general partner; (iii) Crestwood Holdings agreed to contribute ownership of CMLP’s general partner and incentive distribution rights to NRGY in exchange for common and subordinated units of NRGY; and (iv) CMLP agreed to merge with and into a subsidiary of NRGM in a merger in which CMLP’s unitholders will receive 1.07 NRGM units for each CMLP common unit they own. As part of the merger, which is expected to close in 2013 and is contingent upon the approval of the holders of a majority of the limited partner interests in CMLP, CMLP’s unaffiliated unitholders will also receive a one-time approximately $35 million cash payment at the closing of the merger, $25 million of which will be payable by NRGM and approximately $10 million of which will be payable by Crestwood Holdings.

On June 19, 2013, Crestwood Holdings completed the acquisition of the general partner of NRGY and contributed its ownership of Crestwood Gas Services, including Crestwood Gas Services’ incentive distribution rights, to NRGY in exchange for approximately 35.1 million NRGY common units and approximately 4.4 million NRGY subordinated units. The NRGY subordinated units are convertible into NRGY common units after certain distribution thresholds are met.

The merger transaction described in the preceding paragraph was accounted for as a reverse acquisition under the purchase method of accounting in accordance with the Financial Accounting Standards Board (FASB) Accounting Standard Codification Subtopic 805 — Business Combinations. The accounting for a reverse acquisition results in the legal acquiree (Crestwood Gas Services) being the acquirer for accounting purposes.

On June 5, 2013, Crestwood Gas Services distributed all of the common units and Class D units that it owned in CMLP to Crestwood Holdings.

In this report, unless the context requires otherwise, references to “we,” us” or “our” are intended to mean the business and operations of Crestwood Gas Services and its consolidated subsidiaries.

Description of Business

Prior to the merger transaction with NRGY, we were primarily engaged in the gathering, processing, treating, compression, transportation and sales of natural gas and the delivery of natural gas liquids (NGLs) produced in the geological formations of the Barnett Shale in north Texas, the Fayetteville Shale in northwestern Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico, the Marcellus Shale in Northern West Virginia and the Haynesville/Bossier Shale in western Louisiana. We conducted all of these operations through CMLP and Crestwood Marcellus Midstream LLC (CMM).

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim consolidated financial statements. Accordingly, they do not include all of the disclosures required by GAAP. The accompanying consolidated financial statements include the accounts of all consolidated subsidiaries after the elimination of all intercompany accounts and transactions.

On February 23, 2012, CMLP and Crestwood Holdings formed the CMM joint venture. CMLP contributed approximately $131 million for a 35% membership interest and Crestwood Holdings contributed approximately $244 million for a 65% membership interest. CMLP utilized available capacity under its credit facility to fund the contribution to CMM. In conjunction with the formation of CMM, CMLP and Crestwood Holdings entered into a limited liability company agreement and an operating agreement governing CMM.

On January 8, 2013, CMLP acquired Crestwood Holdings’ 65% membership interest in CMM for approximately $258 million, which was funded through $129 million of borrowings under our CMLP credit facility, the issuance of 6,190,469 Class D units, representing limited partner interests in CMLP to Crestwood Holdings, and the issuance of 133,060 general partner units to Crestwood Gas Services. As a result of the acquisition of the additional membership interest, we have the ability to control CMM’s operating and financial decisions and policies. We accounted for this transaction as a reorganization of entities under common control and accordingly, we have consolidated CMM’s results for all periods presented.

You should read this report along with the Form 8-K/A of NRGY, filed on August 6, 2013 that provides historical information about the historical financial condition and results of operations of Crestwood Gas Services. The financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 are unaudited. The consolidated balance sheet as of December 31, 2012, was derived from the audited balance sheet filed in on Form 8-K/A of NRGY filed with the Securities and Exchange Commission (SEC) on August 5, 2013. In management’s opinion, all necessary adjustments to fairly present our results of operations, financial position and cash flows for the periods presented have been made and all such adjustments are of a normal and recurring nature. Information for interim periods may not be indicative of our operating results for the entire year.

Significant Accounting Policies

There were no changes in the significant accounting policies described in our consolidated financial statements filed on Form 8-K/A of NRGY filed with the SEC on August 5, 2013, except as noted below.

Revenues

Our revenues are generated from the gathering, compression and processing of natural gas from producers predominately under per volume fee-based contracts. Our gathering revenues relate to contracts pursuant to which we both transport and compress natural gas based on the volumes that flow through our systems and are not directly dependent on commodity prices. Compression revenues relate to contracts under which we solely provide compression services or contracts under which we charge a compression services fee that is separate from other services provided under the contracts. For the three months ended March 31, 2013, our compression revenues were entirely comprised of services provided under contracts obtained in the E. Marcellus Asset Company, LLC (EMAC) acquisition (See Note 3). Under certain of our processing contracts, raw natural gas is gathered, processed and sold at published index prices. Producers are paid based on an agreed percentage of the residue gas and NGLs multiplied by index prices or the actual sale prices.

3. ACQUISITIONS

2012 Acquisitions

Antero Acquisition

On February 27, 2012, we announced the execution, through CMM, of an Asset Purchase Agreement related to the acquisition of gathering assets owned by Antero Resources Appalachian Corporation (Antero) in the Marcellus Shale located in Harrison and Doddridge Counties, West Virginia (Antero Acquisition), and, at closing, the planned execution of a 20 year, fixed-fee, Gas Gathering and Compression Agreement (GGA) with Antero. On March 26, 2012, CMM completed the Antero Acquisition for approximately $380 million. The assets acquired by CMM consisted of a 33 mile low pressure gathering system at the time of acquisition. The gathering pipelines deliver Antero’s Marcellus Shale production to various regional pipeline systems including Columbia, Dominion, Equitrans and MarkWest Energy Partners’ Sherwood Gas Processing Plant.

The GGA with Antero provided for an area of dedication at the time of acquisition of approximately 127,000 gross acres, or 104,000 net acres, largely located in the rich gas corridor of the southwestern core of the Marcellus Shale play. As part of the GGA, Antero committed to deliver minimum annual throughput volumes to us for a seven year period from January 1, 2012 to January 1, 2019, ranging from an average of 300 million cubic feet per day (MMcf/d) in 2012 to an average of 450 MMcf/d in 2018. During the period ended December 31, 2012, Antero delivered less than the minimum annual throughput volumes and at December 31, 2012, we recorded a receivable and deferred revenue of approximately $2.6 million due to Antero’s potential ability to recover this amount if Antero’s 2013 throughput volumes exceed the minimum annual throughput volumes included in the GGA for 2013.

The final purchase price allocation is as follows (In thousands):

Cash	$381,718

Total purchase price	$381,718

Purchase price allocation:

Property, plant and equipment	$90,562
Intangible assets	291,218

Total assets	$381,780

Asset retirement obligation	$62

Total liabilities	$62

Total	$381,718

Our intangible assets recorded as a result of the Antero Acquisition relate to the GGA with Antero. These intangible assets will be amortized over the life of the contract. For the period from the acquisition date (March 26, 2012) to March 31, 2012, we did not record operating income related to the operations of the assets acquired from Antero.

Devon Acquisition

On August 24, 2012, CMLP completed the acquisition of certain gathering and processing assets in the NGL rich gas region of the Barnett Shale from Devon Energy Corporation (Devon) for approximately $87 million (Devon Acquisition). The final purchase price allocation is pending the completion of the valuation of the assets acquired and liabilities assumed.

The preliminary purchase price allocation is as follows (In thousands):

Cash	$87,247

Total purchase price	$87,247

Preliminary purchase price allocation:

Property, plant and equipment	$41,555
Intangible assets	46,959

Total assets	$88,514

Asset retirement obligation	$540
Property tax liability	527
Environmental liability	200

Total liabilities	$1,267

Total	$87,247

Our intangible assets recorded as a result of the Devon Acquisition relate to the 20 year fixed-fee gathering, processing and compression agreement with Devon. These intangible assets will be amortized over the life of the contract.

We believe that it is impracticable to present financial information for the acquired assets prior to the acquisition date due to the lack of availability of historical financial information related to the acquired assets, and because the 20 year fixed-fee gathering, processing and compression agreement with Devon has significantly different terms than the historical intercompany relationships between the acquired assets and Devon.

EMAC Acquisition

On December 28, 2012, CMM acquired all of the membership interest of EMAC from Enerven Compression, LLC (Enerven) for approximately $95 million. CMM financed this acquisition through its credit facility. At the time of acquisition, EMAC’s assets consisted of four compression and dehydration stations located on our gathering systems in Harrison County, West Virginia. These assets provide compression and dehydration services to Antero under a compression services agreement through 2018. Antero has the option to renew the agreement for an additional five years upon expiration of the original agreement. The final purchase price allocation is pending the completion of the valuation of the assets acquired and liabilities assumed.

The preliminary purchase price allocation is as follows (In thousands):

Cash	$95,000

Total purchase price	$95,000

Preliminary purchase price allocation:

Property, plant and equipment	$45,938
Intangible assets	49,817

Total assets	$95,755

Asset retirement obligation	$755

Total liabilities	$755

Total	$95,000

Our intangible assets recorded as a result of the EMAC acquisition relate to the compression services agreements with Antero. These intangible assets will be amortized over the life of the contract. Pro forma information has not been provided for the acquisition of the EMAC assets as the impact is immaterial to our financial statements.

4. NET INCOME PER UNIT

The tables below compute our basic and diluted net income per unit utilizing the two class method. Basic and diluted net income per unit is calculated by dividing net income attributable to Crestwood Gas Services common unitholders on a basic and diluted basis by the weighted-average number of basic and diluted units outstanding during each period. Net income attributable to Crestwood Gas Services is determined by taking the general partner and incentive distribution rights (IDR) interest in the income of CMLP and its consolidated affiliates. The weighted average number of units outstanding is calculated based on the presumption that the common and subordinated units issued by NRGY to Crestwood Holdings as part of the June 19, 2013 transaction described in Note 1 were outstanding for the entire period prior to the June 19, 2013 acquisition.

Allocation of Net Income

	Three Months Ended March 31,
	2013	2012
Net income attributable to Crestwood Gas Services GP LLC	$5,133	$3,302
Subordinated units’ interest in net income attributable to Crestwood Gas Services GP LLC	(570)	(367)

Common units’ interest in net income attributable to Crestwood Gas Services GP LLC	$4,563	$2,935

Net Income per Common Unit

	Three Months Ended March 31,
	2013	2012
Net income attributable to Crestwood Gas Services GP LLC’s common unitholders (Basic)	$4,563	$2,935
Add: Dilutive impact of net income attributable to Crestwood Gas Services GP LLC’s subordinated unitholders	570	367

Net income attributable to Crestwood Gas Services GP LLC’s common unitholders (Diluted)	$5,133	$3,302

	Three Months Ended March 31,
	2013	2012
Weighted average units—basic	35,103	35,103

Effect of dilutive units	4,388	4,388

Weighted-average units—diluted	39,491	39,491

Net income per unit attributable to Crestwood Gas Services GP LLC’s common unitholders:
Basic	$0.13	$0.08
Diluted	$0.13	$0.08

5. FINANCIAL INSTRUMENTS

Fair Values

We separate the fair values of our financial instruments into three levels (Levels 1, 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine fair value. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and would be reflected at the end of the period in which the change occurs. At March 31, 2013 and December 31, 2012, there have been no changes to the inputs and valuation techniques used to measure fair value, the types of instruments, or the levels in which they are classified.

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable. As of March 31, 2013 and December 31, 2012, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair value based on the short-term nature of these instruments.

Credit Facilities. The fair value of our credit facilities approximates their carrying amounts as of March 31, 2013 and December 31, 2012 due primarily to the variable nature of the interest rate of the instrument, which is considered a Level 2 fair value measurement.

Senior Notes. We estimated the fair value of our Senior Notes (representing a Level 2 fair value measurement) primarily based on quoted market prices for the same or similar issuances. The following table reflects the carrying value and fair value of our Senior Notes (In millions):

	March 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Notes	$351	$362	$351	$365

Debt

Our long-term debt consists of the following (In thousands):

	March 31, 2013	December 31, 2012
CMM Credit Facility, due March 2017	$83,000	$127,000
CMLP Credit Facility, due November 2017	293,200	206,700
Senior Notes, due April 2019	350,000	350,000

	726,200	683,700
Plus: Unamortized premium on Senior Notes	1,402	1,461

Total long-term debt	$727,602	$685,161

Credit Facilities

CMM Credit Facility. On March 26, 2012, in conjunction with the acquisition of Antero’s gathering system assets, CMM entered into a credit agreement with certain lenders. The five year term credit agreement allows for revolving loans, letters of credit and swingline loans in an aggregate principal amount of up to $200 million (CMM Credit Facility). The CMM Credit Facility is secured by substantially all of its assets.

Borrowings under the CMM Credit Facility bear interest at the London Interbank Offered Rate (LIBOR) plus an applicable margin or base rate as defined in the credit agreement. Under the terms of the CMM Credit Facility, the applicable margin under LIBOR was 2.3% and 2.5% at March 31, 2013 and December 31, 2012. The weighted-average interest rate as of March 31, 2013 and December 31, 2012 was 2.8%. Our borrowings under the CMM Credit Facility were $83 million as of March 31, 2013. Based on our results through March 31, 2013 and June 30, 2013, our remaining available capacity under the CMM Credit Facility was $113 million and $73 million. For the three months ended March 31, 2013, our average and maximum outstanding borrowings were approximately $123 million and $130 million.

The CMM Credit Facility requires CMM to maintain:

•	a ratio of trailing 12-month EBITDA (as defined in the CMM Credit Facility) to net interest expense of not less than 2.0 to 1.0; and

•

a ratio of total indebtedness to trailing 12-month EBITDA (as defined in the CMM Credit Facility) of not more than 4.5 to 1.0, or not more than 5.0 to 1.0 for up to nine months following certain acquisitions.

CMLP Credit Facility. The CMLP senior secured credit facility, as amended (CMLP Credit Facility), allows for revolving loans, letters of credit and swingline loans in an aggregate amount of up to $550 million. Our CMLP Credit Facility matures on November 16, 2017 and is secured by substantially all of CMLP’s assets and those of certain of its subsidiaries. As of March 31, 2013, the CMLP Credit Facility is guaranteed by our 100% owned subsidiaries except for CMM and its consolidated subsidiaries.

Borrowings under the CMLP Credit Facility bear interest at LIBOR plus an applicable margin or a base rate as defined in the CMLP Credit Facility. Under the terms of the CMLP Credit Facility, the applicable margin under LIBOR borrowings was 2.5% at March 31, 2013 and December 31, 2012. The weighted-average interest rate as of March 31, 2013 and December 31, 2012 was 2.8%. Our borrowings under the CMLP Credit Facility were approximately $293 million as of March 31, 2013. Based on our results through March 31, 2013 and June 30, 2013, our remaining available capacity under the CMLP Credit Facility was $179 million and $111 million. For the three months ended March 31, 2013, our average and maximum outstanding borrowings were $336 million and $373 million.

Our CMLP Credit Facility requires us to maintain:

•	a ratio of our consolidated trailing 12-month EBITDA (as defined in the CMLP Credit Facility) to our net interest expense of not less than 2.5 to 1.0; and

•

a ratio of total indebtedness to consolidated trailing 12-month EBITDA (as defined in the CMLP Credit Facility) of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to nine months following certain acquisitions.

As of March 31, 2013 and through the date the financial statements were available to be issued, we were in compliance with the financial covenants under each of the CMM and CMLP Credit Facilities.

The CMM and CMLP credit facilities contain restrictive covenants that prohibit the declaration or payment of distributions if a default then exists or would result therefrom, and otherwise limits the amount of distributions that CMM and CMLP can make. An event of default may result in the acceleration of repayment of outstanding borrowings under the CMM and CMLP credit facilities, the termination of the credit facilities and foreclosure on collateral.

Senior Notes

On April 1, 2011, CMLP issued $200 million of senior notes, which accrue interest at the rate of 7.75% per annum and mature in April 2019. On November 8, 2012, CMLP issued an additional $150 million of these notes in a private placement offering. The $150 million senior notes have the same terms as the $200 million senior notes. The net proceeds from the offering were used to reduce CMLP’s indebtedness under its credit facility. In March 2013, CMLP registered the senior notes it issued in November 2012 with the SEC.

CMLP’s obligations under the Senior Notes are guaranteed on an unsecured basis by certain of its current and future domestic subsidiaries. Interest is payable semi-annually in arrears on April 1 and October 1 of each year. CMLP’s Senior Notes require it to maintain a ratio of its consolidated trailing 12-month EBITDA (as defined in the indenture governing the Senior Notes) to fixed charges of at least 1.75 to 1.0. As of March 31, 2013 and through the date the financial statements were available to be issued, CMLP was in compliance with this covenant.

6. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

Accounts payable, accrued expenses and other liabilities consist of the following (In thousands):

	March 31, 2013	December 31, 2012
Accrued expenses	$5,952	$9,608
Accrued property taxes	2,789	5,638
Accrued product purchases payable	2,405	2,450
Tax payable	2,480	2,159
Interest payable	14,336	7,505
Accounts payable	9,715	2,278
Other	12	80

Total accounts payable, accrued expenses and other liabilities	$37,689	$29,718

7. COMMITMENTS AND CONTINGENT LIABILITIES

Legal Proceedings

Class Action Lawsuits. Five putative class action lawsuits challenging the Crestwood-Inergy merger have been filed, four in federal court in the United States District Court for the Southern District of Texas: (i) Abraham Knoll v. Robert G. Phillips, et al. (Case No. 4:13-cv-01528); (ii) Greg Podell v. Crestwood Midstream Partners LP, et al. (Case No. 4:13-cv-01599); (iii) Johnny Cooper v. Crestwood Midstream Partners LP, et al. (Case No. 4:13-cv-01660); and (iv) Steven Elliot LLC v. Robert G. Phillips, et al. (Case No. 4:13-cv-01763), and one in Delaware Chancery Court, Hawley v. Crestwood Midstream Partners LP, et al. (Case No. 8689-VCL). All of the cases name Crestwood, Crestwood Gas Services GP LLC, Crestwood Holdings LLC, the current and former directors of Crestwood Gas Services GP LLC, Inergy, L.P., Inergy Midstream, L.P., NRGM GP, LLC, and Intrepid Merger Sub, LLC as defendants. All of the suits are brought by a purported holder of common units of Crestwood, both individually and on behalf of a putative class consisting of holders of common units of Crestwood. The lawsuits generally allege, among other things, that the directors of Crestwood Gas Services GP LLC breached their fiduciary duties to holders of common units of Crestwood by agreeing to a transaction with inadequate consideration and unfair terms and pursuant to an inadequate process. The lawsuits further allege that Inergy, L.P., Inergy Midstream, L.P., NRGM GP, LLC, and Intrepid Merger Sub, LLC aided and abetted the Crestwood directors in the alleged breach of their fiduciary duties. The lawsuits seek, in general, (i) injunctive relief enjoining the merger, (ii) in the event the merger is consummated, rescission or an award of rescissory damages, (iii) an award of plaintiffs’ costs, including reasonable attorneys’ and experts’ fees, (iv) the accounting by the defendants to the plaintiffs for all damages caused by the defendants, and (v) such further equitable relief as the court deems just and proper. Certain of the actions also assert claims of inadequate disclosure under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and the Elliot case also names Citigroup Global Markets Inc. as an alleged aider and abettor. The plaintiff in the Hawley action in Delaware filed a motion for expedited proceedings but subsequently withdrew that motion and then filed a stipulation voluntarily dismissing the action without prejudice, which has been granted by the Court, such that the Hawley action has now been dismissed. The plaintiffs in the Knoll, Podell, Cooper, and Elliot actions filed an unopposed motion to consolidate these four cases, which the Court granted. The plaintiff in the Elliot action filed a motion for expedited discovery, which remains pending. These lawsuits are at a preliminary stage. Crestwood, Inergy Midstream and the other defendants believe that these lawsuits are without merit and intend to defend against them vigorously.

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. There are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims will ultimately have a material effect on our results of operations, cash flows or financial condition in any future reporting periods. As of March 31, 2013, we had no amounts accrued for our legal proceedings. At December 31, 2012, we had less than $0.1 million accrued for our legal proceedings.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Environmental Compliance

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. We are subject to laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating our facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures. At March 31, 2013 and December 31, 2012, we had accrued approximately $0.2 million for environmental matters, which is based on our undiscounted estimate of amounts we will spend on environmental compliance and remediation. At March 31, 2013, we estimated that our potential liability for reasonably possible outcomes related to our environmental exposures could range from approximately $0.2 million to $0.3 million.

8. INCOME TAXES

No provision for federal or state income taxes is included in our results of operations as such income is taxable directly to our member. Accordingly, our member is responsible for federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to our member as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

CMLP is responsible for its portion of the Texas Margin tax that is included in Crestwood Holdings’ consolidated Texas franchise tax return. CMLP’s current tax liability will be assessed based on 0.7% of the gross revenue apportioned to Texas. The margin tax qualifies as an income tax under GAAP, which requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis attributable to such tax.

9. EQUITY PLAN

Awards of phantom and restricted units have been granted under CMLP’s Fourth Amended and Restated 2007 Equity Plan (2007 Equity Plan). The following table summarizes information regarding phantom and restricted unit activity during the three months ended March 31, 2013:

	Payable In Cash		Payable In Units
	Units	Weighted- Average Grant Date Fair Value	Units	Weighted- Average Grant Date Fair Value
Unvested—January 1, 2013	8,312	$26.45	221,992	$28.35
Vested—phantom units	—	—	(70,229)	$28.74
Vested—restricted units	—	—	(4,681)	$29.20
Granted—phantom units	—	—	161,807	$24.33
Granted—restricted units	—	—	25,900	$24.80
Canceled—phantom units	(156)	$24.14	(4,897)	$30.16

Unvested—March 31, 2013	8,156	$26.49	329,892	$25.98

As of March 31, 2013 and December 31, 2012, we had total unamortized compensation expense of approximately $6 million and $3 million related to phantom and restricted units, which we expect will be amortized over three years (the original vesting period of these instruments), except for grants to non-employee directors of Crestwood Gas Services which vest over one year. Upon the occurrence of certain events, such as a change in control, the vesting period of our phantom and restricted units could be accelerated. We recognized compensation expense of approximately $0.6 million and $0.5 million during the three months ended March 31, 2013 and 2012, included in operating expenses on our consolidated statements of income. CMLP granted phantom and restricted units with a grant date fair value of approximately $5 million during the three months ended March 31, 2013. As of March 31, 2013, we had 343,737 units available for issuance under CMLP’s 2007 Equity Plan.

Under the 2007 Equity Plan, participants who have been granted restricted units may elect to have CMLP withhold common units to satisfy minimum statutory tax withholding obligations arising in connection with the vesting of non-vested common units. Any such common units withheld are returned to the 2007 Equity Plan on the applicable vesting dates, which correspond to the times at which income is recognized by the employee. When CMLP withholds these common units, CMLP is required to remit to the appropriate taxing authorities the fair value of the units withheld as of the vesting date. The number of units withheld is determined based on the closing price per common unit as reported on the NYSE on such dates. During the three months ended March 31, 2013 and 2012, CMLP withheld 1,529 common units and 414 common units to satisfy employee tax withholding obligations. The withholding of common units by CMLP could be deemed a purchase of the common units.

10. TRANSACTIONS WITH RELATED PARTIES

We enter into transactions with our affiliates within the ordinary course of business. For a further discussion of our affiliated transactions, see our Form 8-K/A filed with the SEC on August 6, 2013. The following table shows revenues and expenses from our affiliates for the three months ended March 31, 2013 and 2012. Reimbursements from our affiliates were less than $1 million for the three months ended March 31, 2013 and 2012.

	2013	2012
	(In millions)
Operating revenues	$26	$31
Operating expenses	13	5

11. EQUITY AND DISTRIBUTIONS

Issuance of Units. On March 22, 2013, CMLP completed a public offering of 4,500,000 common units, representing limited partner interests in CMLP, at a price of $23.90 per common unit ($23.00 per common unit, net of underwriting discounts) providing net proceeds of approximately $103.5 million. CMLP granted the underwriters a 30-day option to purchase up to 675,000 additional common units if the underwriters sold more than 4,500,000 common units in the offering. The underwriters exercised this option on April 5, 2013 providing net proceeds of approximately $15.5 million. The unitholders of these common units received a quarterly distribution for the period ended March 31, 2013.

Distributions. CMLP’s Second Amended and Restated Agreement of Limited Partnership, dated February 19, 2008, as amended (Partnership Agreement), requires that, within 45 days after the end of each quarter, CMLP distributes all of its Available Cash (as defined therein) to unitholders of record on the applicable record date, as determined by its general partner, Crestwood Gas Services.

The following table presents distributions for 2013 and 2012 (In millions, except per unit data):

			Distribution Paid
			Limited Partner			General Partner
Payment Date	Attributable to the Quarter Ended	Per Unit Distribution	Cash paid to common	Paid-In-Kind Value to Class C unitholders	Paid-In-Kind Value to Class D unitholder	Cash paid to General Partner and IDR	Paid-In-Kind Value to Class C unitholder	Paid-In-Kind Value to Class D unitholder	Total Cash	Total Distribution
2013
May 10, 2013	March 31, 2013	$0.51	$27.4	$—	$3.2	$5.2	$—	$0.5	$32.6	$36.3
February 12, 2013	December 31, 2012	$0.51	$21.0	$3.7	—	$4.1	$0.6	—	$25.1	$29.4
2012
November 9, 2012	September 30, 2012	$0.51	$21.0	$3.5	$—	$4.1	$0.6	$—	$25.1	$29.2
August 10, 2012	June 30, 2012	$0.50	$20.6	$3.4	$—	$3.7	$0.5	$—	$24.3	$28.2
May 11, 2012	March 31, 2012	$0.50	$18.2	$3.4	$—	$3.3	$0.5	$—	$21.5	$25.4
February 10, 2012	December 31, 2011	$0.49	$17.9	$3.2	$—	$2.8	$0.5	$—	$20.7	$24.4

In January 2013, CMLP issued 6,190,469 Class D units, representing limited partner interests in CMLP to Crestwood Holdings in connection with CMLP’s acquisition of Crestwood Holdings’ 65% membership interest in CMM. CMLP’s Class D units are substantially similar in all respects to its existing common units, representing limited partner interests, except that CMLP has the option to pay distributions to its Class D unitholders with cash or by issuing additional Paid-In-Kind Class D units, based upon the volume weighted-average price of its common units for the 10 trading days immediately preceding the date the distribution is declared. CMLP issued 151,238 additional Class D units in lieu of paying cash quarterly distributions on its Class D units attributable to the quarter ended March 31, 2013 and an additional 141,422 Class D units attributable to the quarter ended June 30, 2013.

On April 1, 2013, CMLP’s outstanding Class C units converted to common units on a one-for-one basis. Prior to the conversion, CMLP’s Class C units to common units, CMLP had the options to pay distributions to its Class C unitholders with cash or by issuing additional Paid-In-Kind Class C units, based upon the volume weighted-average price of its common units for the 10 trading days immediately preceding the date the distribution is declared. The unitholders of the converted units received a quarterly cash distribution for the period ended March 31, 2013 although the Class C units were not converted until April 1, 2013. CMLP issued 136,128 additional Class C units in lieu of paying cash quarterly distributions on its Class C units attributable to the quarter ended March 31, 2012.

12. SEGMENT INFORMATION

Prior to the June 19, 2013 transactions, our operations included eight operating segments, four of which were reportable. Our reportable segments reflected the geographic areas in which we operate. In conjunction with the June 19, 2013 transactions described in Note 1, we modified our segments including the measure by which we evaluate the performance of our individual segments. Subsequent to June 19, 2013, we conduct our operations with three operating and reporting segments: (i) gathering and processing operations; (ii) NGL and crude services operations; and (ii) storage and transportation operations. Our gathering and processing operations engage in the gathering, processing, treating, compression, transportation and sales of natural gas and the delivery of

NGLs. Our NGL and crude services operations provide NGLs and crude oil marketing, supply and logistics services to producers, refiners, petrochemical companies, marketers, and others that effectively provide flow assurances to our customers. Our storage and transportation operations provide natural gas and NGL storage and transportation services to third parties, as well as the production and sale of salt products. Prior to the merger transaction with NRGY on June 19, 2013, we were primarily engaged in the gathering, processing, treating, compression, transportation and sales of natural gas and NGLs. Our consolidated financial statements as of and for the three months ended March 31, 2013 and 2012 reflect the results of our gathering and processing operations.

We evaluate the performance of our overall business performance based primarily based on EBITDA, which represents operating income plus depreciation, amortization and accretion expense. Subsequent to June 19, 2013, we evaluate the performance of our individual segments based on gross profit (which is defined as operating revenues less product purchases).

13. SUBSEQUENT EVENTS

Acquisition. As described in Note 1, NRGY’s acquisition of Crestwood Gas Services was accounted for as a reverse acquisition under the purchase method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805 - Business Combinations. This accounting treatment requires the accounting acquiree (NRGY) to have its assets and liabilities stated at fair value as well as any other purchase accounting adjustments as of the date of the acquisition, June 19, 2013. The fair value of NRGY was calculated based on the consolidated enterprise value of NRGY as of June 19, 2013. This consolidated enterprise value was based on the stock prices of NRGY and NRGM, the value of the outstanding senior notes based on quoted market prices for same or similar issuances and the value of the outstanding floating rate debt. Our preliminary purchase allocation is subject to material change pending the completion of the valuation of assets and acquired and liabilities assumed.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

June 19, 2013
Current assets	$222.7
Property, plant and equipment	2,554.9
Intangible assets	273.0
Other assets	51.2

Total identifiable assets acquired	3,101.8
Current liabilities	205.5
Long-term debt(1)	1,079.3
Other long-term liabilities	43.9

Total liabilities assumed	1,328.7
Net identifiable assets acquired	1,773.1
Goodwill	2,100.1

Net assets acquired	3,873.2

(1)	Crestwood Gas Services does not guarantee any debt.

Goodwill recognized in the transaction relates primarily to synergies and new expansion opportunities expected upon completion of the integration of NRGY and Crestwood Gas Services. Based on the preliminary purchase price allocation, amortization expenses relative to the intangible assets acquired are expected to be $28.9 million for each of the years ended December 31, 2013 through December 31, 2017.

The following table represents the pro forma consolidated statements of income as if the reverse acquisition had been included in the consolidated results for the three months ended March 31, 2013 and 2012 (in millions, except per unit information).

	Three Months Ended March 31,
	2013	2012
Operating revenues	$523	$395

Net income	$8	$14

Net income per unit attributable to Crestwood Gas Services GP LLC’s common unitholders:
Basic	$0.02	$0.23
Diluted	$0.02	$0.23

RKI Exploration and Production (RKI) Agreement. On June 24, 2013, Crestwood Niobrara LLC, a wholly owned subsidiary of CMLP, entered into an agreement with RKI, an affiliate of Crestwood Holdings, to purchase RKI’s 50% interest in a gathering system located in the Powder River Basis Niobrara play for approximately $108 million. This acquisition closed in July 2013, and was funded through CMLP’s contribution of approximately $27 million to Crestwood Niobrara (which was borrowed under the CMLP Credit Facility) and an additional $81 million was obtained through Crestwood Niobrara’s issuance of a preferred interest to a subsidiary of General Electric Capital Corporation and GE Structured Finance, Inc. (collectively, GE EFS).

Crestwood Niobrara will fund 75% of future capital contributions to the gathering system joint venture through additional preferred interest issuances to GE EFS (up to a maximum of $69 million), with the remainder to be funded through CMLP capital contributions to Crestwood Niobrara. CMLP serves as the managing member of Crestwood Niobrara and has the ability to redeem GE EFS’s preferred security in either cash for CMLP common units, subject to certain restrictions.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Our Management’s Discussion and Analysis includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from the statements we make.

On May 5, 2013, Inergy, L.P. (NRGY) and certain of its affiliates entered into a series of definitive agreements with Crestwood Holdings Partners LLC and certain of its affiliates (Crestwood Holdings) under which, among other things, (i) NRGY agreed to distribute to its common unitholders all of the Inergy Midstream Partners, L.P. (NRGM) common units owned by NRGY; (ii) Crestwood Holdings agreed to acquire the owner of NRGY’s general partner; (iii) Crestwood Holdings agreed to contribute ownership of CMLP’s general partner and incentive distribution rights to NRGY in exchange for common and subordinated units of NRGY; and (iv) CMLP agreed to merge with and into a subsidiary of NRGM in a merger in which CMLP’s unitholders will receive 1.07 NRGM units for each CMLP common unit they own. As part of the merger, which is expected to close in 2013 and is contingent upon the approval of the holders of a majority of the limited partner interests in CMLP, CMLP’s unaffiliated unitholders will also receive a one-time approximately $35 million cash payment at the closing of the merger, $25 million of which will be payable by NRGM and approximately $10 million of which will be payable by Crestwood Holdings.

On June 19, 2013, Crestwood Holdings completed the acquisition of the general partner of NRGY and contributed its ownership of Crestwood Gas Services, including Crestwood Gas Services’ incentive distribution rights, to NRGY in exchange for approximately 35.1 million NRGY common units and approximately 4.4 million NRGY subordinated units. The NRGY subordinated units are convertible into NRGY common units after certain distribution thresholds are met.

The merger transaction described in the preceding paragraph was accounted for as a reverse acquisition under the purchase method of accounting in accordance with the Financial Accounting Standards Board (FASB) Accounting Standard Codification Subtopic 805 — Business Combinations. The accounting for a reverse acquisition results in the legal acquiree (Crestwood Gas Services) being the acquirer for accounting purposes.

On June 5, 2013, we distributed all of the common units and Class D units that we owned in CMLP to Crestwood Holdings.

On February 23, 2012, Crestwood Holdings contributed approximately $244 million for a 65% membership interest in Crestwood Marcellus Midstream LLC (CMM) and we CMLP contributed approximately $131 million for a 35% membership interest in CMM. On January 8, 2013, we CMLP acquired Crestwood Holdings’ 65% membership interest in CMM and as a result, CMLP owns 100% of CMM and has the ability to control the operating and financial decisions of CMM. We accounted for this transaction as a reorganization of entities under common control and the accounting standards related to such transactions require us to retroactively adjust our historical results as if CMLP owned CMM since its inception (February 23, 2012).

Business and Performance Metrics

Crestwood Gas Services is the general partner of CMLP, a growth-oriented midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing producers in the Marcellus Shale in northern West Virginia, the Barnett Shale in north Texas, the Fayetteville Shale in northwestern Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico and the Haynesville/Bossier Shale in western Louisiana. We provide midstream services to various producers that focus on developing unconventional resources across the United States. Our largest producers are Quicksilver Resources Inc. (Quicksilver) and Antero. For the three months ended March 31, 2013 and 2012, services provided to Quicksilver accounted for approximately 35% and 57% of our total revenues and for three months ended March 31, 2013 Antero accounted for approximately 20% of our total revenues.

Prior to the June 19, 2013 transactions, we conducted our operations in eight operating segments, four of which were reportable. Our operating segments reflected the geographic areas in which we operate. In conjunction with the June 19, 2013 transactions described above, we modified our segments including the measure by which we evaluate the performance of our individual segments. Subsequent to June 19, 2013, we conduct our operations with three operating and reporting segments: (i) gathering and processing operations; (ii) NGL and crude services operations; and (ii) storage and transportation operations. Our gathering and processing operations engage in the gathering, processing, treating, compression, transportation and sales of natural gas and the delivery of NGLs. Our NGL and crude services operations provide NGLs and crude oil marketing, supply and logistics services to producers, refiners, petrochemical companies, marketers, and others that effectively provide flow assurances to our customers. Our storage and transportation operations provide natural gas and NGL storage and transportation services to third parties, as well as the production and sale of salt products. Prior to the merger transaction with NRGY on June 19, 2013, we were primarily engaged in the gathering, processing, treating, compression, transportation and sales of natural gas and NGLs. Our consolidated financial statements as of and for the three months ended March 31, 2013 and 2012 reflect our gathering and processing operations.

The results of our operations are significantly influenced by the volumes of natural gas gathered and processed through our systems. We gather, process, treat, compress, transport and sell natural gas pursuant to fixed-fee and percent-of-proceeds contracts. Under our fixed-fee contracts, we do not take title to the natural gas or associated NGLs. For the three months ended March 31, 2013, approximately 98% of our gross margin, which we define as total revenue less product purchases, is derived from fixed-fee service contracts, which minimizes our commodity price exposure and provides us with less volatile operating performance and cash flows. Under our percent-of-proceeds contracts, we take title to the residue gas, NGLs and condensate and remit a portion of the sale proceeds to the producer based on prevailing commodity prices. For the three months ended March 31, 2013, the net revenues from percent-of-proceeds contracts accounted for approximately 2% of our gross margin.

Although we do not have significant direct commodity price exposure, lower natural gas prices could have a potential negative impact on the pace of drilling in dry gas areas — such as areas in the Barnett Shale (gathered by the Alliance and Lake Arlington Systems), the Fayetteville Systems and the Sabine System (part of the Haynesville/Bossier Shale). We operate five systems located in basins that include NGL rich gas shale plays: (i) the Cowtown System in the Barnett Shale; (ii) the Granite Wash System; (iii) the Las

Animas Systems in the Avalon Shale; and (iv) two systems in the Marcellus segment. For the three months ended March 31, 2013, our systems located in NGL rich gas basins contributed approximately 70% of our total revenues and 63% of our total gathering volumes. A prolonged decrease in the commodity price environment could result in our customers reducing their production volumes which would result in a decrease in our revenues.

Our management uses a variety of financial and operational measures to analyze our performance. We view these measures as important factors affecting our profitability and unitholder value and therefore we review them monthly for consistency and to identify trends in our operations. We evaluate the performance of our overall business performance based primarily based on EBITDA and Adjusted EBITDA. Subsequent to June 19, 2013, we evaluate the performance of our individual segments based on gross profit (which is defined as operating revenues less product purchases).

These performance measures are outlined below.

Volume — We must continually obtain new supplies of natural gas to maintain or increase throughput volumes on our gathering and processing systems. We routinely monitor producer activity in the areas we serve to identify new supply opportunities. Our ability to achieve these objectives is impacted by:

•	the level of successful drilling and production activity in areas where our systems are located;

•	our ability to compete with other midstream companies for production volumes; and

•	our pursuit of new acquisition opportunities.

Operations and Maintenance Expenses — We consider operations and maintenance expenses in evaluating the performance of our operations. These expenses are comprised primarily of labor, parts and materials, insurance, taxes other than income taxes, repair and maintenance costs, utilities and contract services. Our ability to manage operations and maintenance expenses has a significant impact on our profitability and ability to pay distributions.

EBITDA and Adjusted EBITDA — We believe that EBITDA and Adjusted EBITDA are widely accepted financial indicators of a company’s operational performance and its ability to incur and service debt, fund capital expenditures and make distributions. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. In addition, Adjusted EBITDA considers the impact of certain significant items, such as third party costs incurred related to potential and completed acquisitions and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

See our reconciliation of Net Income to EBITDA and Adjusted EBITDA in Results of Operations below.

Results of Operations

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

The following table summarizes our results of operations (In thousands):

	Three Months Ended March 31,
	2013	2012
Total operating revenues	$72,416	$53,733
Product purchases	13,505	8,973

Gross profit	58,911	44,760
Operations and maintenance expense	13,016	9,711
General and administrative expense	7,789	6,738
Depreciation, amortization and accretion expense	22,402	15,915

Operating income	15,704	12,396
Interest and debt expense	11,450	7,557
Income tax expense	338	303

Net income	$3,916	$4,536
Add:
Interest and debt expense	11,450	7,557
Income tax expense	338	303
Depreciation, amortization and accretion expense	22,402	15,915

EBITDA	$38,106	$28,311
Expenses associated with significant items	718	51

Adjusted EBITDA	$38,824	$28,362

Gathering volumes (in MMcf)	87,701	55,604
Processing volumes (in MMcf)	20,167	13,402
Compression volumes (in MMcf)	24,275	—

Below is a discussion of the factors that impacted gross profit for the three months ended March 31, 2013 compared to the same period in 2012.

Gross profit for the three months ended March 31, 2013 increased by approximately $14 million compared to the same period in 2012. The increase was primarily due to an increase in gathering volumes during the three months ended March 31, 2013 as compared to 2012, which was primarily driven by the acquisition of assets from Antero, Devon and Enerven in March 2012, August 2012 and December 2012, respectively.

For the three months ended March 31, 2013, we gathered 87.7 Bcf of natural gas compared to 55.6 Bcf of natural gas during the same period in 2012. This increase was primarily due to our gathering assets in the Marcellus Shale, which gathered 33.9 Bcf of natural gas. In addition to the increase in gathering volumes in the Marcellus Shale, we experienced an increase in compression volumes as a result of CMM’s acquisition of EMAC in December 2012. Our capital projects and acquisitions in the Marcellus Shale have significantly increased the capacity of our assets in the region, which has capitalized on increased producer activity.

EBITDA and Adjusted EBITDA — EBITDA for the three months ended March 31, 2013 was approximately $38 million, an increase of approximately $10 million compared to same period in 2012. In the same manner, Adjusted EBITDA for the three months ended was approximately $39 million, an increase of approximately $11 million compared to the same period in 2012. Adjusted EBITDA considers expenses for evaluating certain transaction opportunities, which were approximately $0.7 million and less than $0.1 million for the three months ended March 31, 2013 and 2012. The increase in EBITDA and Adjusted EBITDA was primarily due to an increase in gathering volumes in 2013 as compared to 2012, which was mostly driven by the acquisition of assets from Antero, Devon and Enerven in March 2012, August 2012 and December 2012, respectively.

Also contributing to the increase in our EBITDA for the three months ended March 31, 2013 compared to the same period in 2012, was an increase in processing volumes primarily attributable to the acquisition of the West Johnson County gathering system from Devon, which offset production declines from Quicksilver during that period.

Operations and Maintenance Expense — During the three months ended March 31, 2013, operations and maintenance expense increased by approximately $3 million when compared to the same period in 2012 primarily to the assets acquired from Antero, Devon and Enerven during 2012.

General and Administrative Expense — During the three months ended March 31, 2013, general and administrative expenses increased by approximately $1 million when compared to the same period in 2012. General and administrative expenses include costs related to legal and other consulting services to evaluate certain transaction opportunities and other non-recurring matters. We incurred approximately $0.7 million of these costs during the three months ended March 31, 2013 which was the primary driver for the increase in general and administrative expense compared to March 31, 2012.

Also impacting our general and administrative expenses for the three months ended March 31, 2013 were increases in payroll and related benefit costs, which reflects the increased scope of our business operations compared to the same period in 2012.

Items not affecting EBITDA include the following:

Depreciation, Amortization and Accretion Expense — We have experienced increases in our depreciation, amortization and accretion expense primarily due to assets acquired during 2012.

Interest and Debt Expense — Interest and debt expense increased for the three months ended March 31, 2013 compared to the same period in 2012, primarily due to (i) higher outstanding balances on CMM and CMLP credit facilities; and (ii) the issuance of an additional $150 million of 7.75% Senior Notes in November 2012.

The following table provides a summary of interest and debt expense (In thousands):

	Three Months Ended March 31,
	2013	2012
Interest cost:
Credit Facilities	$6,990	$3,203
Senior Notes	4,390	4,027
Capital lease interest	72	49
Other debt-related costs	(2)	369

Total cost	11,450	7,648
Less capitalized interest	—	(91)

Interest and debt expense	$11,450	$7,557

Liquidity and Capital Resources

Our sources of liquidity include cash flows generated from operations, available borrowing capacity under our credit facilities, and issuances of additional debt and equity in the capital markets. We believe that our sources of liquidity will be sufficient to fund our short-term working capital requirements, capital expenditures and cash distributions for the remainder of 2013. The amount of distributions to CMLP’s unitholders is determined by the Crestwood Gas Services’ board of directors of on a quarterly basis.

Cash Flows

The following table provides a summary of our cash flows by category (In thousands):

	Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$34,034	$22,153
Net cash used in investing activities	(24,273)	(389,694)
Net cash provided by (used in) financing activities	(9,837)	369,439

Operating Activities

During the three months ended March 31, 2013, we experienced an increase in our operating cash flows compared to the same period in 2012 primarily due to higher operating revenues as a result of our asset acquisitions during 2012 partially offset by higher operations and maintenances expenses on the acquired assets. In addition, our interest costs increased due to higher outstanding balances on our credit facilities and Senior Notes.

Investing Activities

The midstream energy business is capital intensive, requiring significant investments for the acquisition or development of new facilities. We categorize our capital expenditures as either:

•	expansion capital expenditures, which are made to construct additional assets, expand and upgrade existing systems, or acquire additional assets; or

•

maintenance capital expenditures, which are made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets, extend their useful lives or comply with regulatory requirements.

The following table summarizes our capital expenditures for the three months ended March 31, 2013.

(In millions)
Expansion capital	$22,382
Maintenance capital	921
Other(1)	970

Total	$24,273

(1)	Represents capital expenditures that are reimbursable from our insurers.

Financing Activities

Significant items impacting our financing activities during the three months ended March 31, 2013 included the following:

•	Net borrowings under CMM and CMLP credit facilities of approximately $43 million; and

•	$103.5 million in proceeds from the issuance of 4,500,000 CMLP common units in March 2013.

During the three months ended March 31, 2013, CMLP paid distributions to its unitholders of approximately $25 million, which increased by $4 million when compared to the same period in 2012. On April 1, 2013, all of the Class C units representing limited partner interests in CMLP automatically converted into common units on a one-for-one basis. Quarterly distributions on these converted units were paid in cash.

In January 2013, CMLP acquired Crestwood Holdings’ 65% membership interest in CMM for $258 million, which was funded through $129 million of borrowings under the CMLP Credit Facility and the issuance of approximately $129 million of CMLP equity to Crestwood Holdings. We believe this acquisition will increase our potential for long-term organic growth opportunities in the Marcellus Shale region.

In April 2013, CMLP issued an additional 675,000 common units pursuant to an underwriter’s option to purchase additional units in connection with the March 2013 public offering of 4,500,000 common units, and received net proceeds of approximately $15.5 million, which was used to reduce our indebtedness under our credit facilities.